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                                                                    EXHIBIT 15.1

November 5, 1999

The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Genentech, Inc. pertaining to the 1999 Stock Plan and the 1991 Employee Stock Plan of Genentech, Inc. of our reports dated April 9, 1999, July 9, 1999 and October 7, 1999 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                            Very truly yours,

                                            /s/ ERNST & YOUNG LLP